Exhibit 10.1
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into as of August 29, 2024 (the “Effective Date”), by and between Douglas F. Bauer (“Executive”) and Tri Pointe Homes, Inc. (the “Company”).

WHEREAS, Executive is currently employed by Company as its Chief Executive Officer, and Company desires to have Executive’s employment continue in such capacity, and Executive desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1.“Board” means the Board of Directors of the Company.

1.2.“Cause” means any of the following events: (i) Executive’s willful failure to follow the reasonable and lawful directions of the Board; (ii) conviction of a felony (or a plea of guilty or nolo contendere by the Executive to a felony); (iii) acts of fraud, dishonesty or misappropriation committed by the Executive and intended to result in substantial personal enrichment at the expense of the Company; (iv) willful misconduct by the Executive in the performance of the Executive’s material duties required by this Agreement which is likely to materially damage the financial position or reputation of the Company; or (v) a material breach of this Agreement. The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” provided, however, with respect to the acts or omissions set forth in clauses (i), (iii), (iv) and (v) above, (x) the Board shall provide the Executive with 30 days advance written notice detailing the basis for the termination of employment for Cause, (y) during the 30 day period after the Executive has received such notice, the Executive shall have an opportunity to cure such alleged Cause events and to present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board and (z) the Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30 day cure period; provided, further, no act or failure to act of Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Company.

1.3.“Change in Control” means (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1986, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any entity with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity’s governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or (ii) the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or (iii) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company; or (iv) individuals who at the beginning of any two-year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company during such two-year period and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (A) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (B) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), other actual or threatened solicitation of proxies or consents, or an actual or threatened tender offer.

Notwithstanding the foregoing, (i) any bona fide primary or secondary public offering shall not constitute a Change in Control and (ii) if a Change in Control constitutes a payment event with respect to any payment or benefit that provides for the deferral of compensation and is subject to Section 409A, the Change in Control transaction or event with respect to such payment or benefit must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

1.4.“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.5.“Code” means the Internal Revenue Code of 1986, as amended.
1.6.“Company” means Tri Pointe Homes, Inc. or any successor thereto.
1.7.“Covered Termination” means (a) an Involuntary Termination Without Cause or (b) a voluntary termination for Good Reason. For the avoidance of doubt, neither (i) the termination of Executive’s employment as a result of Executive’s death or Disability nor (ii) the expiration of this Agreement due to non-renewal pursuant to the terms of Section 2.2 of this Agreement will be deemed to be a Covered Termination.
1.8.“Disability” shall mean a termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers.
1.9.“Good Reason” means any of the following are undertaken without Executive’s prior written consent: (a) a material diminution in Executive’s title, authority, duties, or responsibilities which substantially reduces the nature or character of Executive’s position with the Company (or the highest parent entity if the Company has one or more parent entities); (b) a reduction by the Company of Executive’s base salary as in effect immediately prior to such reduction; (c) a material reduction by the Company of Executive’s Target Bonus as in effect immediately prior to such reduction; (d) relocation of Executive’s principal office (defined as a relocation of Executive’s principal office to a location that increases Executive’s one-way commute by more than fifty (50) miles), provided, that, for the avoidance of doubt, reasonable required travel by Executive on the Company’s business shall not constitute a relocation; (e) a change in

Executive’s title following a Change in Control such that Executive does not serve as Chief Executive Officer of the surviving entity’s highest parent entity; or (f) any material breach by the Company of any provision of this Agreement. Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (A) Executive provides written notice thereof to the Company within thirty (30) days after the first occurrence of such event, (B) to the extent correctable, the Company fails to remedy such circumstance or event within thirty (30) days following the Company’s receipt of such written notice and (C) the effective date of Executive’s resignation for “Good Reason” is not later than ninety (90) days after the initial existence of the circumstances constituting Good Reason.
1.10.“Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause.
1.11.“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
1.12.“Separation from Service” means Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
ARTICLE II
EMPLOYMENT BY THE COMPANY
2.1Position and Duties. Subject to terms set forth herein, Executive shall continue to serve in an executive capacity and shall continue to perform such duties as are customarily associated with the position of Chief Executive Officer and such other duties as are assigned to Executive by the Board. Executive shall also continue to serve as a member of the Board, and, while Executive is employed hereunder, the Company shall nominate Executive for reelection as a member of the Board at the end of each Board term. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.
2.2.Term. The initial term of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) the third anniversary of the Effective Date and (ii) the termination of Executive’s employment under this Agreement. On the third anniversary of the Effective Date and each annual anniversary of such date thereafter (in either case, provided Executive’s employment has not been terminated under this Agreement prior thereto), this Agreement shall automatically be extended for one additional year unless either Executive or the Company gives written notice of non-renewal to the other at least 60 days prior to the automatic extension date. If a Change in Control occurs during the initial or an extended term of this Agreement, the term of this Agreement shall, notwithstanding anything to the contrary in this Agreement, continue in effect for a period of not less than twenty-four (24) months beyond the month in which the Change in Control occurred. The period from the Effective Date until the earlier of (i) termination of Executive’s employment under this Agreement and (ii) the expiration of this Agreement due to non-renewal pursuant to this Section 2.2 is referred to as the “Term.”
2.3.Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without cause, and with or without prior notice. Upon certain terminations of Executive’s employment with the Company, Executive may become eligible to receive the severance benefits provided in Article IV of this Agreement.
2.4.Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
ARTICLE III
COMPENSATION
3.1Base Salary. As of the Effective Date, Executive shall receive for services to be rendered hereunder an annual base salary of $1,000,000 (“Base Salary”), payable on the regular payroll dates of the Company (but no less often than monthly), subject to increase in the sole discretion of the Board or a committee of the Board.
3.2Annual Bonus. For each calendar year ending during the term of Executive’s employment, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at two-hundred and fifty percent (250%) of Base Salary or such other amount as determined in the sole discretion of the Board or a committee of the Board (the “Target Bonus”), on such terms and conditions determined by the Board or a committee of the Board. The actual amount of any Annual Bonus (if any) will be determined in the discretion of the Board or a committee of the Board and will be (a) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board or a committee of the Board and (b) subject to Executive’s continued employment with the Company through the date the Annual Bonus is paid. The Annual Bonus for any calendar year will be paid at the same time as bonuses other Company executives are paid related annual bonuses generally, but in no event later than March 15th of the year following the year to which such Annual Bonus relates.
3.3Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, as well as any additional benefits provided to Executive consistent with past practice. Notwithstanding the foregoing, this Section 3.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.
3.4Paid Time Off. During the Term, Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policies and as otherwise provided for executive officers, as it may be amended from time to time.
3.5Equity Awards. Executive will be eligible to receive stock options and other equity incentive grants as determined by the Board or a committee of the Board in its sole discretion.
ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS
4.1Severance Benefits. Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including any accrued but unpaid Annual Bonus that has been earned with respect to any calendar year ending prior to Executive’s termination date, but remains unpaid as of the date of the termination. If the termination is due to a Covered Termination, provided that Executive delivers an effective general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days following the Covered Termination, Executive shall be entitled to receive the severance benefits described in Section 4.1(a) or (b), as applicable. If the termination is due to Executive’s death or Disability, provided that Executive (or Executive’s beneficiaries or estate) delivers an effective Release of Claims that becomes effective and irrevocable within sixty (60) days following such termination of employment, Executive shall be entitled to receive the severance benefits described in Section 4.1(c).
(a)Covered Termination Not Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination which occurs at any time other than during the period beginning three (3) months prior to and ending twenty-four (24) months after a Change in Control, Executive shall receive the following:
(i)An amount equal to two times the sum of (i) Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of Executive’s termination of employment and (ii) the greater of (A) the average of the annual cash bonuses received by Executive for the two fiscal years ending before the date of Executive’s termination of employment and (B) Executive’s Target Bonus for the year in which the date of Executive’s termination of employment occurs, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination.
(ii)Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days) payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company.
(iii)The Company shall directly pay, or reimburse Executive for: (A) the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (i) the twenty-four (24) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) and (B) the premiums for Executive to maintain Executive’s life and disability insurance coverage through the twenty-four (24) month anniversary of the date of Executive’s termination of employment. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.
(b)Covered Termination Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination that occurs within the period beginning three (3) months prior to and ending twenty-four (24) months after a Change in Control, Executive shall receive the following:
(i)An amount equal to three times the sum of (i) Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of Executive’s termination of employment and (ii) the greater of (A) the average of the annual cash bonuses received by Executive for the two fiscal years ending before the date of Executive’s termination of employment and (B) Executive’s Target Bonus for the year in which the date of Executive’s termination of employment occurs, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the sixtieth (60th) day following the date of the Covered Termination.
(ii)Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days) payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company.
(iii)The Company shall directly pay, or reimburse Executive for: (A) the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (i) the twenty-four (24) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) and (B) the premiums for Executive to maintain Executive’s life and disability insurance coverage through the twenty-four (24) month anniversary of the date of Executive’s termination of employment. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.
If there is a dispute as to whether grounds triggering termination with or without Cause or resignation with or without Good Reason have occurred, in each case in connection with a Change in Control, then any fees and expenses arising from the resolution of such dispute (including any reasonably incurred attorneys’ fees and expenses of Executive) shall be paid by the Company or its successor, as the case may be; provided, that Executive shall reimburse the Company on a net after-tax basis to cover expenses incurred by Executive for claims brought by Executive that are judicially determined to be frivolous or advanced in bad faith.
(c)Termination Due to Death or Disability. In the event that Executive’s employment is terminated at any time due to Executive’s death or Disability, Executive (or Executive’s beneficiaries or estate) shall be entitled to receive an amount equal to Executive’s Target Bonus for the fiscal year in which Executive’s termination occurs, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date of termination (and, in any event, no later than the sixtieth (60th) day following the date of the termination). In addition, in the event that Executive’s employment is terminated due to Disability, the Company shall directly pay, or reimburse Executive for: (A) the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (i) the twenty-four (24) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) and (B) the premiums for Executive to maintain Executive’s life and disability insurance coverage through the twenty-four (24) month anniversary of the date of Executive’s termination of employment. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.
4.2280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under

Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 4.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
4.3Section 409A.
(a)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(a) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
(b)Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.
(c)For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
4.4Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.
4.5Equity Coordination. For the avoidance of doubt, all equity awards, including stock options, restricted stock units and other equity-based compensation granted by the Company to Executive under the Company’s equity-based compensation plans shall be subject to the terms of such plans and Executive’s equity award agreements with respect thereto.
ARTICLE V
PROPRIETARY INFORMATION OBLIGATIONS

5.1Agreement. All Company Innovations shall be the sole and exclusive property of the Company without further compensation and are “works made for hire” as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations that Executive solely or jointly Creates. “Company Innovations” means all Innovations, and any associated intellectual property rights, which Executive may solely or jointly Create, during Executive’s employment with the Company, which (i) relate, at the time Created, to the Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Executive performed for the Company. Executive is notified that Company Innovations does not include any Innovation which qualifies fully under the provisions of California Labor Code Section 2870. “Create” means to create, conceive, reduce to practice, derive, develop or make. “Innovations” means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding proprietary rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company all Company Innovations. Executive shall perform (at the Company’s expense), during and after Executive’s employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights, and (iii) in other legal proceedings related to the Company’s Innovations. “Proprietary Rights” means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which Executive can establish that no trade secret information of the Company were used, and which was developed on Executive’s own time, unless the invention relates to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by Executive for the Company.

5.2Remedies. Executive’s duties under this Article V shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of Article V, as well as Executive’s obligations pursuant to Section 6.2 and Article VII below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach.
ARTICLE VI
OUTSIDE ACTIVITIES
6.1Other Activities.

(a)Except as otherwise provided in Section 6.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless he obtains the prior written consent of the Board.
(b)Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, subject to Executive providing prior written notice to the Board, Executive shall be allowed to serve as a member of the board of directors of one (1) other for-profit entity at any time during the term of this Agreement, so long as such service does not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Board, in its discretion, may require that Executive resign from such director position if it determines that such resignation would be in the best interests of the Company.

6.2Competition/Investments. During the term of Executive’s employment by the Company and for a period of one (1) year following Executive’s termination of employment for any reason, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which are known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 1% of the voting stock of such corporation. The provisions of this Section 6.2 shall survive the termination of Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6.2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. Company and Executive understand that the post-employment restrictive covenants under this Section 6.2 do not apply and will not be enforced in California or other states where such restrictive covenants are not permitted.
ARTICLE VII
NONINTERFERENCE
Executive shall not during the term of Executive’s employment by the Company and for a period of one (1) year following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit, induce attempt to solicit any of (i) its customers or clients to terminate their relationship with the Company or to cease purchasing services or products from the Company or (ii) its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Article VII.

Executive agrees not to harass or disparage the Company or its employees, clients, directors or agents, and the Company hereby agrees not to, and to instruct its officers and directors not to, harass or disparage Executive; provided, however, that nothing in this Agreement shall restrict Executive or the Company from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; or (d) in the course of performing his duties during the Term.

The provisions of this Article VII shall survive the termination of Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
ARTICLE VIII
GENERAL PROVISIONS
8.1Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records.
8.2Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.
8.3Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
8.4Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
8.5Complete Agreement. This Agreement, together with the Indemnification Agreement between the Company and Executive, dated as of January 30, 2013, as amended, constitute the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including, without limitation, the Executive Employment Agreement by and between TRI Pointe Group, Inc. and Executive dated March 20, 2019, any offer letter agreement or promise of change in control or severance protection. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.
8.6Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
8.7Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
8.8Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.
8.9Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation (each, a “Claim”) shall be resolved solely and exclusively by final and binding arbitration held in Orange County, California through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company shall bear the costs of any such arbitration. Executive and the Company understand that by agreement to arbitrate any Claim pursuant to this Section 8.9, they will not have the right to have any Claim decided by a jury or a court, but shall instead have any Claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.
8.10Executive Acknowledgement. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
8.11Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRI POINTE HOMES, INC.

By: /s/ Thomas J. Mitchell             Thomas J. Mitchell

Title: President and Chief Operating Officer

Accepted and Agreed:

/s/ Douglas F. Bauer
DOUGLAS F. BAUER